Exhibit 99.1

Contacts: Investors Tim Leveridge T +01 404.676.7563 Media Amanda Rosseter T +01 404.676.2683 press@coca-cola.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

JAMES D. ROBINSON III, PETER UEBERROTH TO RETIRE
FROM THE COCA-COLA COMPANY BOARD OF DIRECTORS

Both Will Remain Directors through the Company’s Annual Meeting in April

ATLANTA, Feb. 19, 2014 -- The Board of Directors of The Coca-Cola Company today announced James D. Robinson, III, and Peter V. Ueberroth will not stand for re-election to the Board at the Company’s Annual Meeting of Shareowners in April.

               Robinson, 79, is a longtime director of The Coca-Cola Company, having served on the Board since 1975. Robinson is a highly respected businessman, best known for his leadership as the Chief Executive Officer of American Express Company from 1977 to 1994. He also served as the non-executive Chairman of the Board of Bristol-Myers Squibb Company from 2005 to 2008. Currently, Robinson is the Co-Founder and General Partner of RRE Ventures, an early stage technology-focused venture capital firm and serves as President of J.D. Robinson, Inc., a strategic advisory firm.
               Robinson is a member of the Council on Foreign Relations, serves as Honorary Chairman of Memorial Sloan-Kettering Cancer Center, an Honorary Trustee of the Brookings Institution, and Chairman Emeritus of the Partnership for New York City and the World Travel and Tourism Council. He is a Director of On Deck Capital, Inc. and a member of the Board of the National Academy Foundation.

               Peter V. Ueberroth, 77, is a highly respected executive who has served as a Director of The Coca-Cola Company since 1986. Currently, he is an investor and Chairman of the Contrarian Group, Inc., a business management company, and serves as Chairman of the Board of Aircastle Limited. He is also Co-Chairman of Pebble Beach Company.
               Ueberroth is most well-known for his role as President of the Organizing Committee for the 1984 Summer Olympic Games in Los Angeles, for which he was named TIME Magazine’s Person of the Year. Ueberroth is also recognized for his work as Commissioner of Baseball from 1984 to 1989, then later as the co-owner of Pebble Beach golf course. More recently, he served as Chairman of the United States Olympic Committee until 2008.
               “We are deeply indebted to Jimmy and Peter for their 40 and 29 years, respectively, of tireless dedication to our Company,” said Muhtar Kent, Chairman and CEO, The Coca-Cola Company. “In addition to their successful careers as leading executives, they have spent countless hours working for our Board and on behalf of our Company and the Coca-Cola system around the world. Jimmy served with distinction as the Chair of our Committee on Directors and Corporate Governance and Presiding Director. Peter chaired our Audit Committee and provided invaluable guidance to many of our finance leaders throughout the years. I am grateful to both of them for their extraordinary contributions and guidance to our Board and our Company, and to me personally.”
               As announced in December, Marc Bolland, CEO of retailer Marks & Spencer Group PLC, and David Weinberg, Chairman and CEO of Judd Enterprises, Inc., joined the Company’s Board of Directors, effective Feb.18, 2015. With Robinson and Ueberroth’s retirement, the Company’s Board of Directors will include 15 directors.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our Company's portfolio features 20 billion-dollar brands including, Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, POWERADE, Minute Maid, Simply, Georgia, Dasani, FUZE TEA and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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